Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Middletown, Connecticut	Contact: Kevin R. Hoben
October 25, 2007	(860) 704-6823

Omega Flex today reported its results of operations for the Third Quarter, 2007:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended September 30:	2007	2006

Revenues	$18,266,000	$19,283,000
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Net income (loss)	$1,827,000	($2,319,000)
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Basic and diluted earnings (loss) per share	$0.18	($0.23)
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Nine Months Ended September 30:	2007	2006

Revenues	$54,799,000	$54,506,000
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Net income	$5,507,000	$2,224,000
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Basic and diluted earnings per share	$0.54	$0.22
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Kevin R. Hoben, President and CEO, indicated the Company’s 3rd Quarter Revenues were off 5.3% from Revenues in the 3rd Quarter 2006, but Net Income improved $4.1 million over the same period. The 3rd Quarter 2006 included a charge to earnings of $5.6 million as settlement and defense of the Arkansas class action litigation as disclosed on Form 8-K filed on September 6, 2006.

Revenues for the first nine months of 2007 improved slightly over Revenues in the same period in 2006 but Net Income improved $3.3 million over the same period. The prior year included charges to earnings of $6.4 million as settlement and defense of the class action litigation previously described.

Revenue for the three-months and nine-months ended September 30, 2007 reflects growth in the non-residential construction market and price increases realized after the end of September last year, partially offset by continued weakness in the residential construction industry. The increases in Net Income for the quarter and nine months ended September 30, 2007 are due to the charges to earnings incurred in 2006 for defense and settlement of the class action litigation. The increases in Net Income were offset by decreases in sales volume for the quarter, increases in the cost of the Company’s primary raw materials, and to a lesser extent increased staffing levels and consulting expenses. Despite limited price increases, we have been unable to pass on a significant amount of incurred raw material cost increases, principally stainless steel, as residential construction contractors are unable to absorb additional costs in the current soft market.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS - This news release contains forward-looking statement, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statement in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.

The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

OMEGA FLEX, Inc., 451 Creamery Way, Exton, PA 19341-2509

Tel: 800-671-8622 or 610-524-7272 Fax: 610-524-7582